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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Steel Dynamics, Inc. for the registration of $500 million of 7 3/4% Notes due 2016 and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements of Steel Dynamics, Inc., and the effectiveness of internal control over financial reporting of Steel Dynamics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Wayne, Indiana
April 15, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm